Exhibit 99.1

Chicken Soup for the Soul Entertainment Announces FY 2017 Results

Highlights Opportunities with Acquisition of Screen Media; Board Approves $5 Million Share Repurchase Program; Management Reiterates Outlook for 2018

Management Conference Call to Be Held at 4:30 P.M. ET Today

COS COB, Conn., March 27, 2018 (GLOBE NEWSWIRE) — Chicken Soup for the Soul Entertainment, Inc. (“CSS Entertainment”) (Nasdaq:CSSE), a fast-growing provider of positive and entertaining video content, today announced its financial results for the three and 12-month periods ended December 31, 2017.

Full Year 2017 and Subsequent Business Highlights

•	Completed $30.0 million IPO in August 2017
•	Completed acquisition of Screen Media Ventures, LLC (“Screen Media”), substantially transforming the company from primarily production to a top-tier player in the exploding direct-to-consumer entertainment market
•	Obtained sponsors for four series: Chicken Soup for the Soul’s Hidden Heroes, Being Dad, Vacation Rental Potential and The New Americans
•	Board approved a $5.0 million Share Repurchase Program
•	Secured an independent, third-party valuation opinion that the newly acquired assets from Screen Media are valued at approximately $31.4 million, with the Popcornflix® direct-to-consumer online video service and associated content rights and the Screen Media TV and film library assets
•	As a result of this valuation, the Company recognized a non-recurring gain on bargain purchase of $24.1 million, recorded in the fourth quarter of 2017
•	Expanded management team by promoting Elana Sofko to the new position of chief operating officer, naming Susan Kravitz as executive vice president of sales and strategic sponsorships, and appointing Lou Occhicone as its senior vice president of business affairs and distribution
•	Agreed to a commercial credit proposal from a bank for $7.5 million consisting of a 5-year $5.0 million term loan and a 3-year $2.5 million revolving credit facility which is expected to close shortly
•	Reiterated 2018 outlook of approximately $36.0 million in revenue and $18.0 million in Adjusted EBITDA

William J. Rouhana, Jr., chairman and chief executive officer, stated “The milestone acquisition of Screen Media in November has meaningfully enhanced our trajectory and mitigated the risk to our business. This single transaction provides us with a significant asset base independently appraised at more than $31.0 million in the form of a library of more than 1,200 television series and feature films and Popcornflix: five additional ad-supported video-on-demand, or VOD, networks with more than 15 million active users and rights to an additional 1,800 movies and 1,500 TV episodes. With a purchase price of only 1X EBITDA, we effectively created more than twice as much shareholder value based on Adjusted EBITDA as we expected to create from operations for 2017. Our goal has always been to develop, launch and grow online VOD networks that are both advertising-supported and subscription-based. Our historical production activity has always been designed to subsidize this effort by producing original content and generating revenue and profits. Now, we have two of our lines of business, Production and Distribution, that generate revenue and profits, both of which subsidize our third line of business, the VOD business.”

Rouhana continued, “We have already increased the value of the Screen Media assets and continue to see opportunities for additional growth. In the first two months of 2018, Screen Media’s revenue is up 67% on a stand-alone basis compared to its revenue in the first two months last year, and Screen Media’s Adjusted EBITDA increased 96% during the same period year-over-year. In addition, the advertising rates we charge for Popcornflix are up over 10% compared to this time last year, before the addition of analytics and the impact of direct sales efforts. Additionally, app downloads since January 1, 2018 have exceeded 3.8 million, which is more app installs than in all of 2017.”

“We are reiterating our full-year 2018 outlook of $36.0 million in revenue and $18.0 million in Adjusted EBITDA,” said Scott W. Seaton, Vice Chairman. “In addition, we expect to generate between $5.5 million and $6.2 million in revenue, and $1.5 million to $2.0 million in Adjusted EBITDA, in the first quarter of 2018 compared to $1.4 million of revenue and $670,000 of Adjusted EBITDA in the same quarter last year. While the Screen Media acquisition has significantly reduced the percentage of overall annual revenue generated in the fourth quarter, we still expect the fourth quarter to represent our highest revenue quarter in 2018. A portion of our anticipated first quarter results are related to revenue that was expected to be recognized in the fourth quarter of 2017 but shifted into early 2018 as we focused on Screen Media’s integration and laying the groundwork for 2018. The balance is due to strong performance by each of our three revenue areas: online networks, distribution and production. We expect to generate approximately $1 million in revenue from our online networks in the first quarter, up from just over $150,000 in the first quarter last year. Production revenue will increase by more than 50% year-over-year, and we have added distribution as a new revenue area.”

Q4 2017 Financial Summary

Net income for the three months ended December 31, 2017 was $24.1 million compared to $1.6 million for the year-ago period.

Total revenue for the three months ended December 31, 2017 was $8.7 million, up 53% compared to $5.7 million for the year-ago period. The increase was primarily driven by the acquisition of Screen Media in November 2017. Revenue was generated as follows:

•	Online networks, which include A Plus and Popcornflix, generated $570,000 in revenue in the fourth quarter of 2017 compared to $398,000 in the fourth quarter last year.
•	Television and film distribution generated $2.9 million in the fourth quarter.
•	Television and short-form video production generated $5.2 million in the fourth quarter, compared to $5.3 million in the fourth quarter last year.

Gross profit for the three months ended December 31, 2017 was $5.8 million, or 66% of total revenue, compared to $3.6 million, or 64% of total revenue, for the year-ago period.

Operating income for the three months ended December 31, 2017 was $3.3 million compared to $2.9 million for the year-ago period.

Full Year 2017 Financial Summary

Net income for the 12 months ended December 31, 2017 was $22.8 million, which includes the one-time pretax gain on the purchase of Screen Media, compared to $781,000 for the year-ago period.

Total revenue for the 12 months ended December 31, 2017 was $11.0 million, up 35% compared to $8.1 million for the year-ago period. The increase was primarily driven by the acquisition of Screen Media in November 2017.

Gross profit for the 12 months ended December 31, 2017 was $7.2 million (excluding film library amortization), or 66% of total revenue compared to $5.0 million, or 61% of total revenue for the year-ago period.

Operating income for the 12 months ended December 31, 2017 was $3.0 million (excluding film library amortization) compared to $1.8 million for the year-ago period.

Adjusted EBITDA for the 12 months ended December 31, 2017 was $28.3 million compared to $3.8 million for the year-ago period.

As of December 31, 2017 the company had $2.2 million of cash and cash equivalents, up $1.7 million, compared to $500,000 as of December 31, 2016.

The company had outstanding debt of $1.5 million as of December 31, 2017 compared to $5.9 million outstanding as of December 31, 2016.

The company will be filing an annual report on Form 10-K with the SEC with respect to its financial results.

Q1 and Full Year 2018 Outlook

For Q1 2018, the company expects to report:

•	Revenue between $5.5 million and $6.2 million compared to $1.4 million for the prior year
•	Adjusted EBITDA, a non-GAAP measure, between $1.5 million and $2.0 million compared to $670,000 for the prior year

On a pro forma basis in 2017, the company (including Screen Media as if it had been owned for the full year) had revenue of $19.8 million and Adjusted EBITDA of $7.3 million.

Building on this base, for the full-year 2018, the company expects to report:

•	Revenue of approximately $36.0 million
•	Adjusted EBITDA of approximately $18.0 million

On March 27, 2018, the company’s Board of Directors approved a $5 million share repurchase program, authorizing the company to repurchase its own outstanding common shares from time to time in open market transactions in compliance with SEC Rule 10b-18 or privately-negotiated transactions. The share repurchase program may be suspended or terminated by the Board of Directors at any time. The company anticipates repurchases, if any, will be funded by cash on hand.

The company agreed to a commercial credit proposal from a bank on March 10, 2018 for $7.5 million consisting of a 5-year $5.0 million term loan and a 3-year $2.5 million revolving credit facility that may be used for working capital and general corporate purposes, including acquisitions. This financing is expected to close shortly.

For a discussion of the financial measures presented herein which are not calculated or presented in accordance with U.S. generally accepted accounting principles ("GAAP"), see "Note Regarding Use of Non-GAAP Financial Measures" below and the schedules to this press release for additional information and reconciliations of non-GAAP financial measures.

The company presents non-GAAP measures such as Adjusted EBITDA and Pro Forma Adjusted EBITDA to assist in an analysis of its business. These non-GAAP measures should not be considered an alternative to GAAP measures as an indicator of the Company's operating performance.

Conference Call Information

To participate in this event, dial approximately 5 to 10 minutes before the beginning of the call.

•	Date, Time: Tuesday, March 27, 2018, 4:30 p.m. ET.
•	Toll-free: (833) 832-5128
•	International: (484) 747-6583
•	A live webcast is available at http://ir.cssentertainment.com/ under the “News & Events” tab

Conference Call Replay Information

Toll-free: (855) 859-2056

International: (404) 537-3406

Reference ID: 6275659

ABOUT CHICKEN SOUP FOR THE SOUL ENTERTAINMENT

Chicken Soup for the Soul Entertainment, Inc. is a growing media company building online video on-demand (“VOD”) networks that provide positive and entertaining video content for all screens. We also curate, produce and distribute long- and short-form video content that brings out the best of the human spirit, and distribute the online content of our affiliate, A Plus. We are aggressively growing our business through a combination of organic growth, licensing and distribution arrangements, acquisitions, and strategic relationships. We are also expanding our partnerships with sponsors, television networks and independent producers. Our subsidiary, Screen Media, is a leading global independent television and film distribution company, which owns one of the largest independently owned television and film libraries. We also own Popcornflix®, a popular online advertiser-supported VOD (“AVOD”) network, and four additional AVOD networks that collectively have rights to exhibit thousands of movies and television episodes. Chicken Soup for the Soul Entertainment is a subsidiary of Chicken Soup for the Soul, LLC.

NOTE REGARDING USE OF NON-GAAP FINANCIAL MEASURES

The company’s consolidated financial statements are prepared in accordance with generally accepted accounting principles in the United States (“GAAP”). It uses a non-GAAP financial measure to evaluate its results of operations and as a supplemental indicator of operating performance. The non-GAAP financial measure that is used is Adjusted EBITDA. Adjusted EBITDA (as defined below) is considered a non-GAAP financial measure as defined by Regulation G promulgated by the SEC under the Securities Act of 1933, as amended. Management believes this non-GAAP financial measure enhances the understanding of the company’s historical and current financial results and enables the board of directors and management to analyze and evaluate financial and strategic planning decisions that will directly affect operating decisions and investments. The presentation of Adjusted EBITDA should not be construed as an inference that future results will be unaffected by unusual or non-recurring items or by non-cash items. This non-GAAP financial measure should be considered in addition to, rather than as a substitute for, the company’s actual operating results included in its condensed consolidated financial statements.

“Adjusted EBITDA” means earnings before interest, taxes, depreciation, amortization and non-cash share-based compensation expense, and also includes the gain on bargain purchase of subsidiary and adjustments for other identified charges such as costs incurred to form the company and to prepare for the offering of its Class A common stock to the public, prior to its IPO. Identified charges also include the cost of maintaining a board of directors prior to being a publicly traded company. As the IPO has been completed, director fees will be deducted from Adjusted EBITDA going forward. Adjusted EBITDA is not an earnings measure recognized by GAAP and does not have a standardized meaning prescribed by GAAP; accordingly, Adjusted EBITDA may not be comparable to similar measures presented by other companies. Management believes Adjusted EBITDA to be a meaningful indicator of the company’s performance that provides useful information to investors regarding its financial condition and results of operations. The most comparable GAAP measure is operating income.

FORWARD LOOKING STATEMENTS

This press release includes forward-looking statements that involve risks and uncertainties. Forward looking statements are statements that are not historical facts. Such forward-looking statements are subject to risks (including those set forth in the offering circular) and uncertainties which could cause actual results to differ from the forward looking statements. The company expressly disclaims any obligations or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in the company’s expectations with respect thereto or any change in events, conditions or circumstances on which any statement is based. Investors should realize that if our underlying assumptions for the projections contained herein prove inaccurate or that known or unknown risks or uncertainties materialize, actual results could vary materially from our expectations and projections.

INVESTOR RELATIONS

James Carbonara

Hayden IR

james@haydenir.com

(646) 755-7412

MEDIA CONTACT

Kate Barrette

RooneyPartners LLC

kbarrette@rooneyco.com

(212) 223-0561

Tables Follow

Chicken Soup for the Soul Entertainment, Inc

Consolidated Statements of Cash Flows

	Year Ended December 31,

	2017	2016

Cash flows from Operating Activities:

Net income	$22,789,498	$781,133
Adjustments to reconcile net income to net cash used in operating activities:
Share-based compensation	638,258	1,542,044
Amortization of programming costs	2,973,399	3,155,668
Amortization of deferred financing costs	43,747	40,859
Amortization of debt discount	865,833	383,712
Amortization of leasehold improvements	9,819	-
Amortization of film library	1,378,869	-
Bad debt expense	112,568	-
Impairment of programming costs	21,121	-
Loss on debt extinguishment	24,803	-
Gain on bargain purchase of Screen Media	(24,321,747)	-
Deferred income taxes	(182,000)	439,000
Changes in operating assets and liabilities:
Trade accounts receivable	(5,613,851)	(151,417)
Prepaid expenses and other current assets	163,972	(200,199)
Inventory	(25,656)	-
Programming costs	(6,732,930)	(5,120,254)
Film library	(1,094,363)	-
Prepaid distribution fees	(1,300,021)	(592,786)
Other assets	(184,838)	-
Accounts payable and accrued expenses	(596,193)	671,338
Film library acquisition obligation	(60,200)	-
Accrued participation costs	482,435	-
Other liabilities	(66,313)	-
Deferred revenue	443,572	(3,428,571)

Net cash used in operating activities	(10,230,219)	(2,479,473)

Cash flows from Investing Activities:

Payment for acquisition of Screen Media, net of cash acquired	(4,683,814)	-
Purchase of video content license from affiliate	-	(5,000,000)

Net cash used in investing activities	(4,683,814)	(5,000,000)

Cash flows from Financing Activities:

Proceeds from revolving credit facility	4,825,000	4,530,000
Repayments of revolving credit facility	(6,805,000)	(1,050,000)
Payment of deferred financing cost	-	(84,606)
Due from affiliated companies	(4,756,112)	739,039
Proceeds from notes payable in private placement	2,030,000	2,970,000
Repayments of notes payable, from proceeds of IPO	(4,082,000)	-
Payment of stock issuance cost in IPO	(2,330,824)	-
Payment of stock issuance cost in private placements	(618,980)	(197,600)
Proceeds from issuance of common stock in IPO	26,903,348	-
Proceeds from issuance of common stock in private placements	1,413,400	1,075,809

Net cash provided by financing activities	16,578,832	7,982,642

Net increase in cash and cash equivalents	1,664,799	503,169

Cash, cash equivalents and restricted cash at beginning of period	507,247	4,078

Cash, cash equivalents and restricted cash at end of the period	$2,172,046	$507,247

Supplemental data:
Interest paid	$298,048	$110,092
Income taxes paid	$52,000	$-

Non-cash operating activity
Fair value of shares issued to executive producer	$625,500	$-

Non-cash financing activities
Fair value of warrants issued with revolving credit facility and term notes	$415,477	$863,370
Fair value of shares issued for Trema rights	$-	$792,000
Conversion of senior secured notes payable to Class A common stock	$918,000	$-

See accompanying notes to the consolidated financial statements

Chicken Soup for the Soul Entertainment, Inc.

Consolidated Balance Sheets

	December 31,	December 31,
	2017	2016

ASSETS

Cash and cash equivalents	$2,172,046	$507,247
Accounts receivable, net	8,058,352	151,417
Prepaid expenses	228,145	216,397
Inventory, net	368,964	-
Intangible asset - video content license	5,000,000	5,000,000
Prepaid distribution fees	1,892,806	592,786
Other intangible asset	125,000	-
Popcornflix film rights and other assets	7,163,943	-
Film library, net	22,655,645	-
Due from affiliated companies	6,128,629	1,372,517
Programming costs, net	7,651,145	3,977,553
Other assets, net	298,133	-

Total assets	$61,742,808	$11,817,917
LIABILITIES AND STOCKHOLDERS' EQUITY

Senior secured notes payable, net of unamortized debt discount of $0 and $318,992, respectively, and unamortized deferred financing costs of $0 and $40,902, respectively	$-	$2,610,106
Senior secured notes payable under revolving line of credit to related party, net of unamortized debt discount of $0 and $160,667, respectively, and unamortized deferred financing costs of $0 and $2,845, respectively	1,500,000	3,316,488
Accounts payable and accrued expenses	1,002,536	694,368
Accrued programming costs	375,761	1,061,980
Film library acquisition obligation	663,400	-
Accrued participation costs	2,620,417	-
Other liabilities	144,533	-
Deferred tax liability, net	257,000	439,000
Deferred revenue	515,000	71,429

Total liabilities	7,078,647	8,193,371

Commitments and contingencies

Stockholders' equity

Preferred stock, $.0001 par value, 10,000,000 shares authorized; none issued or outstanding	-	-
Class A common stock, $.0001 par value, 70,000,000 shares authorized; 3,746,054 and 893,369 shares, issued and outstanding, respectively	374	89
Class B common stock, $.0001 par value, 20,000,000 shares authorized; 7,863,938 shares issued and outstanding	786	807
Additional paid-in capital	32,324,500	4,074,646
Accumulated earnings (deficit)	22,338,501	(450,996)

Total stockholders' equity	54,664,161	3,624,546

Total liabilities and stockholders' equity	$61,742,808	$11,817,917

See accompanying notes to consolidated financial statements

Chicken Soup for the Soul Entertainment, Inc.

Consolidated Statements of Income and Comprehensive Income

	Q4 ended December 31,		Year Ended December 31,

	2017	2016	2017	2016

Revenue:

Television and short-form video production	$5,213,334	$5,315,943	$7,244,998	$7,720,489
Television and film distribution	2,937,678	-	2,937,678	-
Online networks	570,051	398,143	796,664	398,143

Total revenue	8,721,063	5,714,086	10,979,340	8,118,632

Less: returns and allowances	(322,339)	-	(322,339)	-

Net revenue	8,398,724	5,714,086	10,657,001	8,118,632

Cost of revenue (1)	3,940,811	2,066,941	4,735,734	3,155,668

Gross profit	4,457,913	3,647,145	5,921,267	4,962,964

Operating expenses:

Selling, general and administrative (2)	1,691,857	156,876	3,197,446	2,370,912
Management and license fees	839,872	571,409	1,065,700	811,863

Total operating expenses	2,531,729	728,285	4,263,146	3,182,775

Operating income	1,926,184	2,918,860	1,658,121	1,780,189

Interest income	8,320	2	10,888	13
Interest expense (3)	(13,531)	(303,675)	(1,190,111)	(560,069)
Acquisition-related costs	(2,193,147)	-	(2,193,147)	-
Gain on bargain purchase	24,321,747	-	24,321,747	-

Income before income taxes	24,049,572	2,615,186	22,607,498	1,220,133

(Benefit from) provision for income taxes	(95,000)	1,026,000	(182,000)	439,000

Net income and comprehensive income	24,144,572	1,589,186	$22,789,498	$781,133

Net income per common share:

Basic net income per common share	$2.08	$0.18	$2.26	$0.09

Diluted net income per common share	$2.05	$0.17	$2.23	$0.09

Weighted average basic shares outstanding	11,593,977	9,066,502	10,063,732	8,835,930

Weighted average diluted shares outstanding	11,762,407	9,165,985	10,232,162	8,996,636

(1) Includes $1.3 million of non-cash amortization in both 2017 periods, related to Screen Media's film and television library.

(2) Includes $203,938, $28,733, $638,258 and $1,542,044 of non-cash share-based compensation expense in Q4 2017, Q4 2016, FY 2017 and FY 2016, respectively.

(3) Includes $0, $210,436, $865,833 and $383,712 of non-cash amortization of debt discount in Q4 2017, Q4 2016, FY 2017 and FY 2016, respectively. Includes $1,500, $20,975, $48,247 and $40,859 non-cash amortization of deferred financing costs in Q4 2017, Q4 2016, FY 2017 and FY 2016, respectively.

Adjusted EBITDA

	Year Ended December 31,

	2017	2016

Net income, as reported	$22,789,498	$781,133

Provision for (benefit from) income taxes	(182,000)	439,000

Interest expense, net of interest income (a)	1,179,224	560,056

Film library amortization, included in cost of revenue (non-cash)	1,378,869	-

Acquisition-related costs related to Screen Media	2,193,147	-

Share-based compensation expense (b)	638,258	1,542,041

Severance cost - former officer	-	225,828

Consulting fees relating to the acquisition of Screen Media	33,333	-

Amortization of leasehold improvements	9,819	-

Organization costs and directors costs (c)	290,124	228,615

Adjusted EBITDA	$28,330,272	$3,776,673

(a) Includes non-cash amortization of debt discounts and amortization of deferred financing costs of $909,580 and $424,571 for the years ended December 31, 2017 and 2016, respectively.

(b) For 2017, this includes the fair value of shares of Class A common stock at the date of issuance, issued to our outside directors and to individuals for services rendered. For 2016, this includes the fair value of shares of Class A common stock at the date of issuance, issued to a former officer of our Company, to our outside directors and to individuals for services rendered.

(c) Includes the costs incurred to form our Company and to prepare for the offering of our common stock to the public. This includes the costs of maintaining a board of directors prior to being a publicly traded company.